Exhibit 4.26

SUPPLEMENTAL INDENTURE NO. 6 (this “Supplement”), dated as of August 11, 2006 is entered into by and among CONSTELLATION BRANDS, INC., a Delaware corporation (the “Company”), CONSTELLATION LEASING, LLC, a limited liability company formed under the laws of New York (the “New Guarantor”), and BNY MIDWEST TRUST COMPANY (successor trustee to Harris Trust and Savings Bank and The Bank of New York, as applicable), as trustee (the “Trustee”).

RECITALS OF THE COMPANY AND THE NEW GUARANTOR

WHEREAS, the Company, the Guarantors and the Trustee have executed and delivered an Indenture, dated as of February 21, 2001, as supplemented by Supplemental Indenture No. 1, dated as of August 21, 2001, Supplemental Indenture No. 2, dated as of March 27, 2003, Supplemental Indenture No. 3, dated as of July 8, 2004, Supplemental Indenture No. 4, dated as of September 13, 2004 and Supplemental Indenture No. 5, dated as of December 22, 2004 (collectively, the “Indenture”), providing for the issuance by the Company of $200,000,000 aggregate principal amount of the Company’s 8% Senior Notes due 2008, pursuant to which the Guarantors have agreed to guarantee, jointly and severally, the full and punctual payment and performance when due of all Indenture Obligations;

WHEREAS, the New Guarantor has become a Subsidiary and, pursuant to Section 4.15 of the Indenture, is obligated to enter into this Supplement thereby guaranteeing the punctual payment and performance when due of all Indenture Obligations;

WHEREAS, pursuant to Section 8.01 of the Indenture, the Company, the New Guarantor and the Trustee may enter into this Supplement without the consent of any Holder;

WHEREAS, the execution and delivery of this Supplement have been duly authorized by Board Resolutions of the respective Boards of Directors of the Company and New Guarantor; and

WHEREAS, all conditions and requirements necessary to make the Supplement valid and binding upon the Company and New Guarantor, and enforceable against the Company and New Guarantor in accordance with its terms, have been performed and fulfilled;

NOW, THEREFORE, in consideration of the above premises, each of the parties hereto agrees, for the benefit of the others and for the equal and proportionate benefit of the Holders of the Securities, as follows:

ARTICLE ONE
THE NEW GUARANTEE

Section 1.01. For value received, the New Guarantor hereby absolutely, unconditionally and irrevocably guarantees (the “New Guarantee”), jointly and severally among itself and the Guarantors, to the Trustee and the Holders, as if the New Guarantor was the principal debtor, the punctual payment and performance when due of all Indenture Obligations (which for purposes of the New Guarantee shall also be deemed to include all commissions, fees, charges, costs and other expenses (including reasonable legal fees and disbursements of one counsel) arising out of or incurred by the Trustee or the Holders in connection with the enforcement of this New Guarantee). The agreements made and obligations assumed hereunder by the New Guarantor shall constitute and shall be deemed to constitute a Guarantee under the Indenture and for all purposes of the Indenture, and the New Guarantor shall be considered a Guarantor for all purposes of the Indenture as if the New Guarantor was originally named therein as the Guarantor.

Section 1.02. The New Guarantee shall be released upon the occurrence of the events as provided in the Indenture.

Section 1.03. The New Guarantor hereby waives, and will not in any manner whatsoever claim or take the benefit or advantage of any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Subsidiary as a result of any payment by the New Guarantor under its Guarantee under the Indenture.

ARTICLE TWO
MISCELLANEOUS

Section 2.01. Except as otherwise expressly provided or unless the context otherwise requires, all terms used herein which are defined in the Indenture shall have the meanings assigned to them in the Indenture. Except as supplemented hereby, the Indenture (including the Guarantees incorporated therein) and the notes issued pursuant thereto are in all respects ratified and confirmed and all the terms and provisions thereof shall remain in full force and effect.

Section 2.02 This Supplement shall be effective as of the close of business on August 11, 2006.

Section 2.03. The recitals contained herein shall be taken as the statements of the Company and New Guarantor, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplement.

Section 2.04. This Supplement shall be governed by and construed in accordance with the laws of the jurisdiction which govern the Indenture and its construction.

Section 2.05. This Supplement may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Supplement to be duly executed and attested all as of the day and year first above written.

CONSTELLATION BRANDS, INC.

By:	/s/ Thomas D. Roberts
Name: Title:	Thomas D. Roberts Senior Vice President and Treasurer

Attest: /s/ Barbara J. LaVerdi
Name: Barbara J. LaVerdi
Title: Assistant Secretary

CONSTELLATION LEASING, LLC

By:	/s/ Perry R, Humphrey
Name:	Perry Humphrey
Title:	Vice President

Attest: /s/ Barbara J. LaVerdi
Name: Barbara J. LaVerdi
Title: Assistant Secretary

BNY MIDWEST TRUST COMPANY

By:	/s/ D. G. Donovan
Name:	D. G. Donovan
Title:	Vice President

Attest: /s/ M. Callahan
Name: M. Callahan
Title: Vice President